Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

4 May 2026

Matter No.:1017189/111808694
852 2842 9530
Richard.Hall@conyers.com

Dreamland Limited

Cricket Square

Hutchins Drive, P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

Dear Sirs,

Re: Dreamland Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form F-1 filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). The Registration Statement relates to the registration of class A ordinary shares par value US$0.00005 per share (the “ELOC Shares”) of the Company that may be issued by the Company to Hudson Global Ventures, LLC, a Nevada limited liability company (“Investor”) pursuant to an equity purchase agreement, dated as of 3 December 2025, by and between the Company and the Investor (the “ELOC Purchase Agreement”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined the following documents:

1.1.	a copy of the Registration Statement; and

1.2.	a copy of the ELOC Purchase Agreement.

We have also reviewed:

1.3.	a copy of an original Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 4 March 2026 (the “Certificate Date”);

1.4.	a copy of the Memorandum and Articles of Association of the Company, each certified by the Secretary of the Company on 6 February 2026;

1.5.	a copy of the resolutions in writing of the directors of the Company approving the entering into by the Company of the ELOC Purchase Agreement and the allotment and issue of the ELOC Shares dated 2 December 2025 and a copy of minutes of an extraordinary general meeting of the Company held on 1 April 2026 approving a consolidation of the issued and unissued shares of the Company (collectively, the “Resolutions”); and

Partners: Piers J. Alexander, Crystal C. Au-Yeung, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Ryan A. McConvey, Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

1.6.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the ELOC Purchase Agreement and the other documents reviewed by us;

2.4.	the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.6.	that upon issue of any ELOC Shares by the Company the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.7.	the validity and binding effect under the laws of the United States of America of the Registration Statement and the ELOC Purchase Agreement and that the Registration Statement will be duly filed with the Commission and have become effective;

2.8.	that on the date of issuance of any ELOC Shares, the Company will have sufficient authorised but unissued ordinary shares par value US$0.00005 per share in its share capital; and

2.9.	that on the date of issuing any ELOC Shares under the ELOC Purchase Agreement the Company is and after issuing any ELOC Shares under the ELOC Purchase Agreement the Company will be able to pay its debts.

3.	QUALIFICATIONS

3.1.	We express no opinion as to the enforceability of any provision of the ELOC Purchase Agreement which purports to fetter the statutory powers of the Company.

3.2.	We express no opinion with respect to the issuance of ELOC Shares pursuant to any provision of the ELOC Purchase Agreement that purports to obligate the Company to issue ELOC Shares following the commencement of a winding up or liquidation.

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3.3.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.	When issued and paid for in accordance with the ELOC Purchase Agreement, the ELOC Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman

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